EXHIBIT 99.1
Investor Contact:	Media Contact:
A. Pierre Dubois	Jennifer Ring, Kyle Tarrance
Pierpont Investor Relations	Allyn Media
(512) 527-2921	(214) 871-7723
investor@valence.com	jring@allynpartners.com
ktarrance@allynpartners.com

Valence Technology Reports Fiscal 2010 First Quarter Financial Results
Revenues in line with previously announced expectations

Austin, Texas (Aug. 6, 2009) - Valence Technology, Inc. (NASDAQ:VLNC), a leading U.S. based, international manufacturer and supplier of lithium iron magnesium phosphate energy storage solutions today reported financial results for its fiscal 2010 first quarter ended June 30, 2009.

“We started our new fiscal year with progress in a number of areas,” commented Robert L. Kanode, president and CEO of Valence Technology.  “During the quarter, we signed new supply and MOU agreements with Oxygen, Siemens and S&C Electric as we strengthen our focus on top tier automotive and stationary customers.  While results for the quarter were expected to be lower due to overall economic conditions, we believe that our technology and manufacturing experience positions Valence to capture the upside as demand improves early next year.  Our expertise in the large format market has enabled discussions with many motive and utility customers who also indicate expanded budgets next year.  In the interim, we continue to manage our resources efficiently.”

“While grant money from the Department of Energy is unavailable to us at this time, our loan application submitted in March 2009 to establish a U.S. manufacturing plant has now been deemed substantially complete - a key step in the application process.  We are encouraged about the possibility of federal funding for construction of a new plant which would provide new jobs and increased supply of alternative energy solutions for the U.S. markets.  However, our long term plans continue to focus on improving sales in both U.S. and European markets using our existing manufacturing capability as a platform to expand as demand dictates.”

Summary of results for fiscal first quarter 2010 compared to 2009 include:

•	Revenue of $4.7 million compared to $11.0 million.
•	Gross margin of $807,000 compared to a negative $26,000.
•	Operating expenses of $5.8 million compared to $4.6 million.
•	Operating loss of $5.0 million compared to $4.6 million
•	Net loss available to common shareholders of $6.2 million or $0.05 per share, compared to a loss of $5.6 million or $0.05 per share.

As expected, first quarter fiscal 2010 revenue declined compared to the same period last year.  The $6.3 million decline was mainly due to a slowdown in global economic conditions, which resulted in lower overall sales of large format battery systems to Segway and the Tanfield Group, compared to the same period last year.  However, the customer revenue mix was broader for the recent quarter and included sales to Brammo, ISE and Lishen.

Gross margin as a percentage of sales increased in the first quarter of fiscal 2010 to 17.1% compared to a negative margin in the first quarter of fiscal 2009.  Last year’s quarter included a $1.5 million adjustment related to discontinuance of the N-Charge product line. The Company’s operating loss widened by $300,000 due to higher operating expenses, including higher litigation costs incurred to protect and defend the company’s patent estate.

FIRST QUARTER FISCAL 2010 CONFERENCE CALL AND WEBCAST

Company management will conduct a conference call to discuss its results on Friday, Aug. 7, at 9 a.m. CDT (10 a.m. EDT).

A live webcast of the conference call can be accessed by visiting Valence's Web site at www.valence.com and clicking on the following links: Investor Relations - Events & Presentations. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Those callers within the United States and Canada can dial (866) 788-0544 and enter participant passcode 78924176 to participate. Callers outside the United States and Canada can dial (857) 350-1682 and enter participant passcode 78924176 to participate.

A replay of the webcast will be available on the company's Web site at www.valence.com. A telephonic replay will also be available from 12 p.m. CDT on Aug. 7, 2009, through 12 p.m. CDT on Aug. 14, 2009. To access the replay, please dial (888) 286-8010 and enter passcode 89397562. Callers outside the United States and Canada can access the replay by dialing (617) 801-6888 and entering the passcode 89397562.

ABOUT VALENCE TECHNOLOGY, INC.
Valence Technology is an international leader in the development of lithium phosphate energy storage solutions. The company has redefined lithium battery technology and performance by marketing the industry’s first safe, reliable and rechargeable lithium phosphate battery. Celebrating 20 years in business, Valence today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. Headquartered in Austin, Texas, Valence has facilities in Nevada, China and Northern Ireland. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol VLNC.  For more information, visit www.valence.com.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance.  Actual results should be expected to vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan and continue as a going concern; whether we are able to obtain government grants, loan incentives and other such funding to fund the expansion and/or relocation of certain of our operations; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to implement an effective licensing business strategy, protect and enforce our existing intellectual property rights or obtain issued patents; the rate of customer acceptance and sales of our products; our ability to form effective arrangements with OEM’s to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues, particularly outside the U.S., to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; our dependence on limited suppliers for key raw materials; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our ability to achieve our intended strategic and operating goals; our ability to manage and address the many risks inherent in doing business in China, including national trade relations, enforcement of our contractual and intellectual property rights, and regulatory issues; our ability to attract and retain key personnel; the failure to expand our customer base, including to those companies with which it has been disclosed that we may be in preliminary discussions, particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended March 31, 2009 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.  The reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.  We disclaim any intent or obligation to update these forward-looking statements.
#

{Financial tables to follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2009	March 31, 2009
ASSETS
Total current assets	$21,035	$23,345
Total assets	$27,057	$29,636

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Total current liabilities	$8,033	$9,456
Total liabilities	$87,692	$88,211

Redeemable convertible preferred stock	$8,610	$8,610

Total stockholders’ deficit	$(69,245)	$(67,185)

Total liabilities, preferred stock and stockholders’ deficit	$27,057	$29,636

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,

	2009	2008

Total revenues	$4,717	$10,990

Gross margin profit (loss)	$807	$(26)

Operating expenses	$5,769	$4,621

Operating loss	$(4,962)	$(4,647)

Net loss available to common stockholders	$(6,197)	$(5,566)

Net loss per share available to common stockholders	$0.05	$0.05

Shares used in computing net loss per share available to common stockholders, basic and diluted	123,660	116,396